                                TURBODYNE UPDATE
                                ----------------


          Appointment of New Directors - Licensing of New Technology -
                     Status of TurbopacTM and DynachargerTM


Carpinteria, CA - August 19, 2001 - Turbodyne Technologies, Inc. announced today the addition of Andrew Martyn-Smith and Eugene O'Hagan to the Company's Board of Directors. Both men are prominent California businessmen and long-time stockholders in the Company. Since reorganization of the Company's Board in July, the Company has been managed on an interim basis by a three-member Board, all of whose members reside in Germany. The addition of Martyn-Smith and O'Hagan is designed to strengthen the Board and provide increased representation for the Company's U.S. stockholders.


                                 New Technology


Turbodyne has announced an agreement with Edward M. Halimi, founder of Turbodyne and inventor of its technology, for assignment of the intellectual-property and patent rights for a new generation of electrically-assisted air-enhancement products for internal combustion engines. The new products incorporate newly-developed electric-motor and electronics technology as well as a proprietary computer chip. They will be marketed by the Company under the trademarks TurboAirTM and TurboRamTM.


The Company said the electric motors utilized in the new products are superior to the older technology because they have no permanent magnets. As a result, the Company said, they are more reliable, efficient and cost-effective.
The Company said the new technology was developed independently by Halimi after leaving the Company several years ago as a result of illness.


                     Status of TurbopacTM and DynachargerTM


As previously announced, Turbodyne and Honeywell are involved in litigation relating in part to the joint-development and license agreements entered into by the two companies since early 1999 with respect to Turbodyne's DynachargerTM and TurbopacTM technologies. The litigation consists of a private antitrust action brought by Turbodyne and an arbitration initiated by Honeywell.

TurbopacTM regulates and supplements the air available for combustion in internal combustion engines. The resulting improvement in the quality of combustion, especially during acceleration, increases power, improves fuel consumption and reduces pollution. DynachargerTM adds a motor and electronic controls to turbochargers to eliminate "turbo lag" resulting from the unavailability of exhaust gases during acceleration from start-up. Turbo lag creates both an efficiency problem and a safety problem resulting from the surge of power that occurs when the exhaust gases "kick in."


According to Turbodyne's trial counsel, the availability to the Company of the technology licensed to Honeywell is not dependent on the outcome of the litigation. If Turbodyne's action is successful, it could reacquire exclusive rights to the technology. However, even under the terms of the agreements relied upon by Honeywell, Turbodyne reacquired the right to use some technology on July 1, 2001 and since then has reacquired exclusive rights to the trademark DynachargerTM. The Company will reacquire the rest of the technology on a non-exclusive basis unless Honeywell obtains supply commitments from after-market and/or original-equipment manufacturers by January 1, 2002. In view of Honeywell's stance in recent discussions between the parties, there is no prospect that supply commitments will be produced by Honeywell prior to the contractual deadline. Thus, although the pending litigation could affect the royalty obligations of the parties, it is unlikely to hamper future exploitation by Turbodyne of the technology it pioneered.


In view of Honeywell's shutdown of the parties' joint-development program, Turbodyne is pursuing discussions initiated by F.E.V. Technologies of Aachen, Germany and Detroit, Michigan with respect to commercialization of Turbodyne's new product lines and, when appropriate, the TurbopacTM and DynachargerTM technologies. Discussions are also underway with a leading electrical and electronics equipment manufacturer headquartered in Germany relating to joint engineering development and manufacturing of electronics


This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.


Contact:

Dan  Black  -  (805)  684-4551